Exhibit 99.1

Burlington Stores, Inc. Reports Third Quarter 2023 Earnings

•
Comparable store sales increased 6% versus our guidance of 5% to 7%
•
On a GAAP basis, net income was $49 million, and diluted EPS was $0.75
•
On a non-GAAP basis Adjusted EPS was $0.98 versus our guidance of $0.86 to $1.01
•
Excluding expenses associated with the acquisition of Bed Bath & Beyond leases, Adjusted EPS was $1.10 versus our guidance of $0.97 to $1.12

BURLINGTON, New Jersey; November 21, 2023 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the third quarter ended October 28, 2023.

Michael O’Sullivan, CEO, stated, “We were pleased with our performance during the third quarter. We had a strong trend in August and September, and this drove 6% comparable store sales growth for the full quarter despite the negative impact of unseasonably warm weather in October. This trend together with strong merchandise margins delivered earnings at the high end of expectations.”

Mr. O’Sullivan continued, “November is off to a solid start, helped by cooler weather at the beginning of the month. We feel very good about how we are set up for Holiday. That said, the critical high-volume weeks are still ahead of us, and we recognize that there is a lot of uncertainty in the external environment, so we are maintaining our previously issued Q4 guidance.”

Mr. O’Sullivan added, “Right now our 2024 working assumption is for total sales growth of approximately 11% vs. 2023. This is driven by our expectations for 2% comp sales growth plus 100 net new store openings. Based on these growth rates, we would expect to be able to achieve about 50 basis points of adjusted EBIT margin expansion vs. 2023. We will provide formal guidance in March 2024.”

Mr. O’Sullivan concluded, “Looking further ahead, we are excited about the potential for our business over the next several years. We have a significant total sales growth opportunity driven by our new store program and comp sales growth, as well as meaningful operating margin expansion potential. We believe our strategic initiatives have the potential to drive significant sales and earnings growth for Burlington in the years ahead.”

Fiscal 2023 Third Quarter Operating Results (for the 13-week period ended October 28, 2023, compared with the 13-week period ended October 29, 2022)

•
Total sales increased 12% compared to the third quarter of Fiscal 2022 to $2,285 million, while comparable store sales increased 6% compared to the third quarter of Fiscal 2022.
•
Gross margin rate as a percentage of net sales was 43.2% vs. 41.2% for the third quarter of Fiscal 2022, an increase of 200 basis points. Merchandise margin improved by 150 basis points and freight expense improved 50 basis points.

•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $200 million vs. $177 million in the third quarter of Fiscal 2022. Product sourcing costs primarily include the costs of processing goods through our supply chain and buying costs.
•
SG&A was 36.2% as a percentage of net sales vs. 35.7% in the third quarter of Fiscal 2022, higher by 50 basis points. Adjusted SG&A was 27.3% as a percentage of net sales vs. 26.8% in the third quarter of Fiscal 2022, an increase of 50 basis points.
•
The effective tax rate was 27.4% vs. 26.4% in the third quarter of Fiscal 2022. The Adjusted Effective Tax Rate was 25.0% vs. 26.7% in the third quarter of Fiscal 2022.
•
Net income was $49 million, or $0.75 per share vs. $17 million, or $0.26 per share for the third quarter of Fiscal 2022. Adjusted Net Income was $64 million, or $0.98 per share, vs. $28 million, or $0.43 per share for the third quarter of Fiscal 2022. Adjusted Net Income, excluding approximately $10 million of expenses associated with the acquisition of Bed Bath & Beyond leases, was $71 million, or $1.10 per share for the third quarter.
•
Diluted weighted average shares outstanding amounted to 64.8 million during the quarter compared with 65.5 million during the third quarter of Fiscal 2022.
•
Adjusted EBITDA was $176 million vs. $123 million in the third quarter of Fiscal 2022, an increase of 170 basis points over the prior year quarter as a percentage of sales. Adjusted EBIT was $99 million vs. $55 million in the third quarter of Fiscal 2022, an increase of 170 basis points as a percentage of sales. Adjusted EBIT, excluding approximately $10 million of expenses associated with the acquisition of Bed Bath & Beyond leases, was $109 million.

First Nine Months of Fiscal 2023 Results

•
Total sales increased 11% compared to the first nine months of Fiscal 2022. Net income increased 150% compared to the same period in Fiscal 2022 to $112 million, or $1.73 per share vs. $0.68 per share in the prior period. Adjusted EBIT increased by $97 million compared to the first nine months of Fiscal 2022, to $254 million, an increase of 120 basis points as a percentage of sales. Adjusted Net Income of $158 million increased 81% vs. the prior period, while Adjusted EPS was $2.43 vs. $1.32 in the prior period, an increase of 84%.

Inventory

•
Merchandise inventories were $1,329 million vs. $1,445 million at the end of the third quarter of Fiscal 2022, an 8% decrease, while comparable store inventories increased 2% compared to the third quarter of Fiscal 2022. Reserve inventory was 30% of total inventory at the end of the third quarter of Fiscal 2023 compared to 31% at the end of the third quarter of Fiscal 2022. Reserve inventory is largely composed of merchandise that is purchased opportunistically and that will be sent to stores in future months or next season.

Liquidity and Debt

•
The Company ended the third quarter of Fiscal 2023 with $1,440 million in liquidity, comprised of $616 million in unrestricted cash and $824 million in availability on its ABL facility.
•
During the third quarter of Fiscal 2023, the Company exchanged $241 million in aggregate principal amount of its 2.25% Convertible Senior Notes due 2025 (2025 Convertible Notes) for $255 million in aggregate principal amount of its 1.25% Convertible Senior Notes due 2027 (2027 Convertible Notes).

The Company also issued $42 million in aggregate principal amount of 2027 Convertible Notes in a private placement to certain investors.
•
The Company ended the third quarter with $1,412 million in outstanding total debt, including $940 million on its Term Loan facility, $453 million in Convertible Notes, and no borrowings on its ABL facility.

Common Stock Repurchases

•
During the third quarter of Fiscal 2023 the Company repurchased 348,948 shares of its common stock under its share repurchase program for $52 million. As of the end of the third quarter of Fiscal 2023, the Company had an aggregate of $718 million remaining under its share repurchase authorizations.

Outlook

For the full Fiscal Year 2023 (the 53-weeks ending February 3, 2024), the Company now expects:

•
Total sales to increase approximately 11%, which includes approximately 2% from the 53rd week, on top of a 7% decrease in Fiscal 2022; this assumes comparable store sales will increase approximately 3%, on top of the 13% decrease during Fiscal 2022;
•
Capital expenditures, net of landlord allowances, to be approximately $560 million;
•
To open approximately 80 net new stores;
•
Depreciation and amortization, exclusive of favorable lease costs, to be approximately $310 million;
•
Adjusted EBIT margin to increase 70 to 80 basis points versus last year; this Adjusted EBIT margin increase includes approximately $18 million of anticipated expenses related to the recently acquired Bed Bath & Beyond leases. Excluding these incremental expenses, Adjusted EBIT margin is expected to increase 90 to 100 basis points versus last year;
•
Net interest expense to be approximately $60 million;
•
An effective tax rate of approximately 26%; and
•
Adjusted EPS to be in the range of $5.52 to $5.67, which includes $0.20 of expected incremental expenses associated with the recently acquired Bed Bath & Beyond leases. Excluding these expenses, Adjusted EPS is expected to be in the range of $5.72 to $5.87. This assumes a fully diluted share count of approximately 65 million, as compared to Fiscal 2022 diluted EPS of $3.49 and Adjusted EPS of $4.26. These Adjusted EPS amounts include an expected benefit from the 53rd week of approximately $0.05 per share.

For the fourth quarter of Fiscal 2023 (the 13 weeks ending January 27, 2024), the Company expects:

•
Total sales to increase in the range of 5% to 7%; this assumes comparable store sales to be in the range of -2% to 0% versus the fourth quarter of Fiscal 2022;
•
Adjusted EBIT margin to be in the range of a decrease of 10 to an increase of 20 basis points versus the fourth quarter of Fiscal 2022; this EBIT margin increase includes approximately $5 million of expenses related to the recently acquired Bed Bath & Beyond leases. Excluding these expenses, adjusted EBIT margin is expected to increase 0 to 40 basis points;
•
An effective tax rate of approximately 27%; and

•
Adjusted EPS in the range of $3.04 to $3.19, as compared to $2.83 in diluted EPS and $2.96 in Adjusted EPS last year. This includes $0.06 per share of expected incremental expenses associated with the recently acquired Bed Bath & Beyond leases. Excluding these expenses, adjusted EPS is expected to be in the range of $3.10 to $3.25.
•
When including the $0.05 benefit from the 53rd week, adjusted EPS is expected to be in the range of $3.15 to $3.30.

The Company has not presented a quantitative reconciliation of certain forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist investors and management in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

From time to time when discussing its comparable store sales trends, the Company references its geometric stack, which is defined as a stacked comparable sales growth rate that accounts for the compounding of comparable store sales from Fiscal 2019 to Fiscal 2023.

Third Quarter 2023 Conference Call

The Company will hold a conference call on November 21, 2023, at 8:30 a.m. ET to discuss the Company’s third quarter results and longer term expectations for the business. The U.S. toll free dial-in for the conference call is 1-800-715-9871 (passcode: 3725256) and the international dial-in number is 1-646-307-1963. A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on November 21, 2023 beginning at 11:30 a.m. ET through November 28, 2023 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-770-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 3725256.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2022 net sales of $8.7 billion. The Company is a Fortune 500 company and its common stock is traded on the

New York Stock Exchange under the ticker symbol “BURL.” The Company operated 977 stores as of the end of the third quarter of Fiscal 2023, in 46 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our long-term prospects, the effects of our Burlington 2.0 initiatives, the economic environment, expected sales trend and market share and supply chain plans, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; the impact of the COVID-19 pandemic and actions taken to slow its spread and the related impacts on economic activity, financial markets, labor markets and the global supply chain; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our ability to successfully implement one or more of our strategic initiatives and growth plans; our ability to execute our opportunistic buying and inventory management process; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in appropriate numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; domestic and international events affecting the delivery of merchandise to our stores; unforeseen cyber-related problems or attacks; payment-related risks;

our ability to effectively generate sufficient levels of customer awareness and traffic through our advertising and marketing programs; damage to our corporate reputation or brand; issues with merchandise safety and shrinkage; lack of or insufficient insurance coverage; the impact of current and future laws and the interpretation of such laws; the impact of increasingly rigorous privacy and data security regulations; any unforeseen material loss or casualty or the existence of adverse litigation; use of social media in violation of applicable laws and regulations; our substantial level of indebtedness and related debt-service obligations; consequences of the failure to comply with covenants in our debt agreements; possible conversion of our 2025 Convertible Notes and 2027 Convertible Notes; the availability of adequate financing; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2023	2022	2023	2022
REVENUES:
Net sales	$2,284,673	$2,035,927	$6,587,912	$5,945,459
Other revenue	4,673	4,760	13,197	12,862
Total revenue	2,289,346	2,040,687	6,601,109	5,958,321
COSTS AND EXPENSES:
Cost of sales	1,297,805	1,198,126	3,795,661	3,546,340
Selling, general and administrative expenses	826,822	726,926	2,357,736	2,092,756
Costs related to debt amendments	—	—	97	—
Depreciation and amortization	76,087	67,634	219,749	201,908
Impairment charges - long-lived assets	814	10,599	6,367	17,556
Other income - net	(12,384)	(2,828)	(27,549)	(18,833)
Loss on extinguishment of debt	13,630	—	38,274	14,657
Interest expense	19,680	17,412	58,570	47,454
Total costs and expenses	2,222,454	2,017,869	6,448,905	5,901,838
Income before income tax expense	66,892	22,818	152,204	56,483
Income tax expense	18,341	6,035	40,013	11,560
Net income	$48,551	$16,783	$112,191	$44,923

Diluted net income per common share	$0.75	$0.26	$1.73	$0.68

Weighted average common shares - diluted	64,802	65,504	65,024	66,058

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	October 28,	January 28,	October 29,
	2023	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$615,863	$872,623	$428,583
Restricted cash and cash equivalents	—	6,582	6,582
Accounts receivable—net	91,579	71,091	80,641
Merchandise inventories	1,329,129	1,181,982	1,445,087
Assets held for disposal	23,299	19,823	7,054
Prepaid and other current assets	154,962	131,691	131,834
Total current assets	2,214,832	2,283,792	2,099,781
Property and equipment—net	1,767,626	1,668,005	1,666,523
Operating lease assets	3,130,574	2,945,932	2,951,614
Goodwill and intangible assets—net	285,064	285,064	285,064
Deferred tax assets	2,870	3,205	3,643
Other assets	92,734	83,599	94,885
Total assets	$7,493,700	$7,269,597	$7,101,510

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$939,658	$955,793	$953,680
Current operating lease liabilities	412,303	401,111	391,056
Other current liabilities	588,645	541,413	520,145
Current maturities of long term debt	13,970	13,634	13,528
Total current liabilities	1,954,576	1,911,951	1,878,409
Long term debt	1,397,618	1,462,072	1,464,563
Long term operating lease liabilities	2,982,549	2,825,292	2,828,574
Other liabilities	70,572	69,386	68,687
Deferred tax liabilities	237,909	205,991	222,549
Stockholders' equity	850,476	794,905	638,728
Total liabilities and stockholders' equity	$7,493,700	$7,269,597	$7,101,510

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Nine Months Ended
	October 28,	October 29,
	2023	2022
OPERATING ACTIVITIES
Net income	$112,191	$44,923
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	219,749	201,908
Deferred income taxes	27,254	(12,339)
Loss on extinguishment of debt	38,274	14,657
Non-cash stock compensation expense	57,792	51,195
Non-cash lease expense	(4,068)	674
Cash received from landlord allowances	7,739	9,799
Changes in assets and liabilities:
Accounts receivable	(20,611)	(26,801)
Merchandise inventories	(147,146)	(424,078)
Accounts payable	(20,249)	(133,305)
Other current assets and liabilities	(6,074)	258,843
Long term assets and liabilities	1,113	(1,135)
Other operating activities	4,232	25,236
Net cash provided by operating activities	270,196	9,577
INVESTING ACTIVITIES
Cash paid for property and equipment	(304,442)	(338,979)
Lease acquisition costs	(20,481)	(3,515)
Proceeds from sale of property and equipment and assets held for sale	13,639	23,383
Net cash used in investing activities	(311,284)	(319,111)
FINANCING ACTIVITIES
Principal payments on long term debt—Term B-6 Loans	(7,211)	(7,211)
Proceeds from long term debt— 2027 Convertible Note	297,069	—
Principal payment on long term debt—2025 Convertible Notes	(386,519)	(78,236)
Purchase of treasury shares	(140,482)	(265,344)
Other financing activities	14,889	(2,183)
Net cash used in financing activities	(222,254)	(352,974)
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(263,342)	(662,508)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	879,205	1,097,673
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$615,863	$435,165

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) loss on extinguishment of debt; (iii) costs related to debt amendments; (iv) impairment charges; (v) amounts related to certain litigation matters; and (vi) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) depreciation and amortization; (vii) net favorable lease costs; (viii) impairment charges; (ix) amounts related to certain litigation matters; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) impairment charges; (vii) net favorable lease costs; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (g) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist investors and management in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2023	2022	2023	2022
Reconciliation of net income to Adjusted Net Income:
Net income	$48,551	$16,783	$112,191	$44,923
Net favorable lease costs (a)	3,788	4,791	11,830	14,262
Loss on extinguishment of debt (b)	13,630	—	38,274	14,657
Costs related to debt amendments (c)	—	—	97	—
Impairment charges - long-lived assets	814	10,599	6,367	17,556
Litigation matters (d)	—	—	1,500	10,500
Tax effect (e)	(2,955)	(4,148)	(12,561)	(14,867)
Adjusted Net Income	$63,828	$28,025	$157,698	$87,031
Diluted weighted average shares outstanding (f)	64,802	65,504	65,024	66,058
Adjusted Earnings per Share	$0.98	$0.43	$2.43	$1.32

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2023	2022	2023	2022
Reconciliation of net income to Adjusted EBITDA:
Net income	$48,551	$16,783	$112,191	$44,923
Interest expense	19,680	17,412	58,570	47,454
Interest income	(5,328)	(658)	(14,902)	(4,242)
Net favorable lease costs (a)	3,788	4,791	11,830	14,262
Loss on extinguishment of debt (b)	13,630	—	38,274	14,657
Costs related to debt amendments (c)	—	—	97	—
Impairment charges - long-lived assets	814	10,599	6,367	17,556
Litigation matters (d)	—	—	1,500	10,500
Depreciation and amortization	76,087	67,634	219,749	201,908
Income tax expense	18,341	6,035	40,013	11,560
Adjusted EBITDA	$175,563	$122,596	$473,689	$358,578

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2023	2022	2023	2022
Reconciliation of net income to Adjusted EBIT:
Net income	$48,551	$16,783	$112,191	$44,923
Interest expense	19,680	17,412	58,570	47,454
Interest income	(5,328)	(658)	(14,902)	(4,242)
Net favorable lease costs (a)	3,788	4,791	11,830	14,262
Loss on extinguishment of debt (b)	13,630	—	38,274	14,657
Costs related to debt amendments (c)	—	—	97	—
Impairment charges - long-lived assets	814	10,599	6,367	17,556
Litigation matters (d)	—	—	1,500	10,500
Income tax expense	18,341	6,035	40,013	11,560
Adjusted EBIT	$99,476	$54,962	$253,940	$156,670

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
Reconciliation of SG&A to Adjusted SG&A:	2023	2022	2023	2022
SG&A	$826,822	$726,926	$2,357,736	$2,092,756
Net favorable lease costs (a)	(3,788)	(4,791)	(11,830)	(14,262)
Product sourcing costs	(200,299)	(177,237)	(570,092)	(490,791)
Litigation matters (d)	—	—	(1,500)	(10,500)
Adjusted SG&A	$622,735	$544,898	$1,774,314	$1,577,203

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2023	2022	2023	2022
Effective tax rate on a GAAP basis	27.4%	26.4%	26.3%	20.5%
Adjustments to arrive at Adjusted Effective Tax Rate (g)	(2.4)	0.3	(1.3)	2.8
Adjusted Effective Tax Rate	25.0%	26.7%	25.0%	23.3%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended	Twelve Months Ended
	January 28, 2023	January 28, 2023
Reconciliation of net income to Adjusted Net Income:
Net income	$185,200	$230,123
Net favorable lease costs (a)	4,329	18,591
Loss on extinguishment of debt (b)	—	14,657
Impairment charges	3,846	21,402
Litigation matters (d)	—	10,500
Tax effect (e)	364	(14,503)
Adjusted Net Income	$193,739	$280,770
Diluted weighted average shares outstanding (f)	65,385	65,901
Adjusted Earnings per Share	$2.96	$4.26

(a) Net favorable lease costs represents the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income.

(b) Amounts relate to the partial repurchases of the 2025 Convertible Notes in the first quarters of Fiscal 2023 and Fiscal 2022, as well as the exchange of a portion of the 2025 Convertible Notes in the third quarter of Fiscal 2023.

(c) Relates to the Term Loan Credit Agreement amendment in the second quarter of Fiscal 2023 changing from Adjusted LIBOR Rate to the Adjusted Term SOFR Rate.

(d) Represents amounts charged for certain litigation matters.

(e) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (d).

(f) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(g) Adjustments for items excluded from Adjusted Net Income. These items have been described in the table above reconciling GAAP net income to Adjusted Net Income.